                                                                   Exhibit 10.30


                      THIRD AMENDMENT TO LICENSE AGREEMENT

This Third Amendment to License Agreement is entered into as of this 22nd day of February, 2002 by and between Today's Man, Inc., a Pennsylvania corporation ("Licensor") and LFD Today, Inc., a Delaware corporation, (assignee of JBI, Inc.), ("Licensee").

                                   WITNESSETH

         WHEREAS, Licensor and Licensee entered into that certain License Agreement dated July 20, 1995 and that certain First Amendment to License Agreement dated as of February 10, 2000, and that certain Second Amendment to License Agreement dated May 18, 2001 (collectively, the "License Agreement"), providing for the operation of licensed footwear departments (the "Shoe Departments") in certain of Licensor's stores (the "Stores") as more particularly described in the License Agreement; and

         WHEREAS, Licensor and Licensee desire to amend and modify the terms and provisions of the License Agreement upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.   The License Agreement shall be amended as follows:

     A.   The following shall be inserted at the end of Section 1 of the
          Agreement:

          On or about March 1, 2002 but no later than March 15, 2002 Licensor shall assume operation of the Shoe Departments in the Stores listed in Exhibit A ("Existing Stores") in a manner commensurate with the balance of each Store. Existing Stores shall be included within the definition of Store and Stores as used herein. Licensee shall convert the three (3) existing full service Shoe Departments as identified on Exhibit A to self-service Shoe Departments prior to Licensor's assumption of operations. Licensee shall continue to operate the Shoe Departments until such time as Licensor assumes such operations.

     B.   Upon such date as Licensor assumes operation of the Shoe Departments,
          Section 1.1 License, shall be deleted in its entirety and replaced with the following:

          1) Licensor grants to Licensee the exclusive right and license to use and occupy each Store on the terms and conditions contained in the Agreement in order to make its Footwear available for sale in Shoe Departments within the Stores and Licensee agrees to make its Footwear so available.

          2) Licensor shall give Licensee the option in Licensee's sole discretion to make Footwear available at Licensor's six (6) existing mall based Stores as well as any future Stores in excess of 3,000 square feet ("Additional Stores") which are hereafter opened by Licensor. If Licensee exercises such option to make its Footwear available in any Additional Stores, Exhibit A shall be modified as necessary to reflect such Additional Stores. Any Shoe Departments located within Additional Stores shall be opened on such date as Licensor and Licensee shall mutually agree and shall be operated by Licensor in a manner commensurate with the balance of each Store. Additional Stores with Shoe Departments shall be included within the definition of Store and Stores.

          3) In each Existing Store, the Shoe Department shall consist of the selling space, storage space and aisle space currently allocated. The selling space allocated to the Shoe Department in Additional Stores shall be mutually agreed upon, but in no event will the selling space be less than can accommodate the number of pairs of shoes outlined below:

                  Total Store Selling Space                   Minimum Shoes on
                                                              Selling Floor

                  3,000 - 3,999 Sq. Ft.                       300
                  4,000 - 4,999 Sq. Ft.                       400
                  5,000 Sq. Ft. and above                     500

                  Fixture configuration should follow the specifications in Exhibit B, but may be changed upon mutual agreement, only in stores which do not fit a standard store box layout.

                  The location of the Shoe Departments may, upon sixty (60) days written notice to Licensee be relocated by Licensor, at Licensor's full expense, provided however, that such relocation is a comparable in site and location to the existing space.

C. Section 1.2, Use, shall be deleted in its entirety and replaced with the following:


     1.2 Use. Subject to the other terms and conditions of this Agreement, Licensee shall carry in the Shoe Departments a complete stock of first-quality, seasonable, saleable merchandise of such quality and in such quantity as it is necessary to meet the competitive conditions in the trade area of the Store in which said Shoe Department is located and with a pricing structure similar to Licensor's pricing structure. Licensee shall exercise its reasonable efforts to meet objectives established by Licensor with respect to the brands of Footwear carried, the depth of merchandise assortment, the quantity of merchandise carried and the price competitiveness of such merchandise in light of local competitive conditions, provided that Licensee shall at all times retain reasonable discretion as to the manner in which it seeks to satisfy such objectives.

D.   Section 1.3, Philadelphia Stores, shall be deleted in its entirety.

E.   Section 3.1, License Fee, shall be amended by adding the following:

     1) Beginning March 1, 2002 or such other date as Licensor assumes operation of the Shoe Departments, the License Fee payable by Licensor to Licensee shall be twelve and one-half percent (12.5%) of Net Sales.

     2) In addition to the License Fee payable by Licensee to Licensor hereunder, beginning March 1, 2002 or such other date as Licensor assumes operation of the Shoe Departments, Licensee shall pay Licensor the following fees which may be deducted from Licensee's weekly sales remittance:

          (a) Operation Fee: Licensee shall pay Licensor a fee equal to eight percent (8%) of Net Sales to cover costs associated with Licensor's operation of the Shoe Departments; and

          (b) Advertising Fee: Licensee shall pay Licensor a fee equal to four percent (4%) of Net Sales to cover costs associated with Licensor's advertising of Licensee's Footwear as set forth herein.

     3) Delivery and Ticketing Fee: Upon such date as Licensee begins delivery and ticketing of Footwear through Licensor's warehouse and distribution facilities, Licensee shall pay Licensor a fee equal to one-half of one percent (.5%) of Net Sales to cover costs associated with such delivery and ticketing of Licensee's merchandise.

F. Section 3.2, Handling of Cash and Payment, shall be deleted in its entirety and replaced with the following:

          3.2  Handling of Cash and Payment:

          (a) All monies from sales in or emanating from the Shoe Departments shall initially be paid directly to and handled directly by Licensor's cashiers (which shall include point-of-sale (POS) and price look-up (PLU) capability) on behalf of Licensee and shall in no event be handled by any representative or employee of Licensee. Licensor shall maintain at no additional cost to Licensee all cash registers and terminals necessary to conform to the Licensor's methods of day to day business and shall accurately record all transactions pertaining to Licensee's merchandise under a separate department number assigned only to Licensee. By Store, through Licensor's central bar code, electronic data capture systems, or by other comparable means, Licensor shall accurately capture and record each of Licensee's sales transactions including SKU number and size

          (b) (provided, that Licensee encodes all such information on bar codes contained on the sales ticket) and Net Sales amount in each Store and shall make such captured and recorded sales data available on a daily basis to Licensee.

          (c) Licensor shall collect on behalf of Licensee, the purchase price from customers for sales of Licensee's Footwear merchandise at the Store. Licensee's sales receipts shall include cash sales, sales by check, sales by credit card, sales by debit card and the amount of the purchase price from sales purchased on credit at the time of sale or deferred payment terms at the time of payment. Licensor shall remit via wire transfer of immediately available funds, one hundred percent (100%) of Licensee's Net Sales collected during each week to the Licensee on or before Tuesday of the following week, by 5:00 p.m. Eastern Standard Time. Licensor shall deduct from such remittance the License Fee, Advertising Fee, Operation Fee and Delivery and Ticketing Fee with respect to the Net Sales for the week to which such remittance of Licensee's Net Sales relates and any other amount then due and payable from Licensee under this Agreement. Each remittance shall be accompanied by a detailed statement showing total receipts collected by Store, amounts deducted, amounts credited and amounts remitted to Licensee.


          (d) Within ten (10) business days after the end of each fiscal month of Licensor during the Term, Licensor shall send to Licensee (i) a written reconciliation signed by a duly authorized officer of Licensor, indicating the total of all of Licensee's gross sales for the previous fiscal month, the amount of discounts and credits from gross sales which may be deducted therefrom and a computation of Net Sales, the amount of the License Fee, Advertising Fee, Operations Fee and Delivery and Ticketing Fee paid to date for such fiscal month and the balance of the Net Sales payable, if any, for such fiscal month and (ii) the balance of the Net Sales, if any, due Licensee or Licensor for such fiscal month as shown in such written reconciliation.

          (e) All proceeds from the operation of the Shoe Departments shall not be treated by Licensor as available for working capital purposes and shall at all times be separately accounted for so as to be traceable, and shall be retained by Licensor in trust for Licensee as the exclusive property of Licensee, subject to payment as provided. It is further confirmed and agreed that all Net Sales from the sale of Footwear of Licensee to customers, less applicable License Fees, Advertising Fees, Operation Fees and Delivery and Ticketing Fees shall be the property of Licensee from the time of such sale. A separate and distinct accounting shall be kept by Licensor of all sales of Footwear of Licensee.

G.   Section 5, Fixtures, shall be amended by inserting the following:

     (1) Licensee, at its sole expense, shall obtain and install all fixtures and equipment required in order to convert existing full service Shoe Departments to self-service Shoe Departments.

     (2) Licensee, at its sole expense, shall obtain and install all fixtures and equipment necessary for the creation and operation of the Shoe Departments at each Additional Store in which Licensee, in its sole discretion chooses to make its Footwear available.

     (3) Such fixtures and equipment should be installed at such times as Licensor and Licensee should mutually agree.

H. Section 6, Advertising shall be deleted in its entirety and replaced with the following:

     SECTION 6: Advertising. Except as set forth herein, any and all advertising in all of its usual places incidental to the operation of the Stores, including the choice of media, location of Footwear advertising and all other matters shall be solely and exclusively within the Licensor's discretion, determination, sole expense and control. During the Term of this Agreement, Licensor agrees that it will spend for the advertising and promotion of the Shoe Department and the Footwear specifically an amount equal to four percent (4%) of Net Sales during each Annual Period. Licensor and Licensee shall work together to produce and develop specific advertising and/or marketing which shall include specific references to Licensee's Footwear merchandise and/or the Shoe Department. Licensee and Licensor shall meet regularly to plan monthly and quarterly advertising in accordance with Licensor's sales promotion calendar. Monthly reports documenting advertising cost allocations to Licensee and to the Stores will be provided by Licensor to Licensee. Such monthly reports shall set forth the total amount of Net Sales, the total amount spent on advertising as well as the actual percentage of Net Sales spent on advertising during the applicable month along with reasonably detailed back up documentation including but not limited to any advertising copy used during the applicable month. In the event the aforementioned advertising does not meet or exceed at least two percent (2%) of Net Sales during each Annual Period, Licensor shall refund Licensee the difference between the actual advertising costs and two percent (2%) of Net Sales for the applicable Annual Period, within thirty (30) days of the close of the applicable Annual Period. Licensee shall retain any co-op or other advertising allowances, promotional allowances, refunds, rebates or other allowances paid or provided by any vendor to Licensee with respect to or on account of, wholly or partially the Footwear offered in the Stores (collectively "Advertising Allowances") so that Licensee may reduce the net cost of its Footwear and offer quality Footwear at retail prices which represent a value to the consumer similar to the quality and value offered by Licensor with respect to the general stock of Licensor's merchandise carried in the Stores.

I.   Employees:

     1) [RESERVED: Transition of Employees]

     2)   Upon such date as Licensor assumes operation of the Shoe Departments,
          Section 8 Licensee's Employee's, shall be deleted in its entirety and replaced with the following:

          SECTION 8: Shoe Department Employees

     8.1  Staffing of Shoe Departments.

          All employees in Licensee's Shoe Departments in the Stores shall be employed, furnished and paid by Licensor. Licensor shall provide sufficient fully trained personnel for hours as shall be necessary to efficiently operate each Shoe Department as determined in consultation with Licensee. Licensee shall provide reasonable assistance in the training of Licensor's employees. The responsibilities of such employees shall include shipping, receiving, storage, customer service and similar matters. Such employees shall be and shall be deemed to be employees of Licensor. Licensor's employees who staff the Shoe Department may have other responsibilities in the store consistent with Licensor's store policies. Licensee shall give Licensor written notice regarding any employee of Licensor deemed by Licensee to be detrimental to the operation of the Shoe Department. Licensor shall consider Licensee's request to transfer or otherwise remove from the Shoe Department any employee subject to such written notice. Licensor agrees to comply with and assume full responsibility under all laws and regulations governing its employees responsible for Licensee's Shoe Departments in the Stores. Licensor shall be responsible for all payments to be made to its employees in such Shoe Departments and for the provision of Workers Compensation insurance, payroll taxes and other obligations incurred in hiring and use of such employees. Licensor shall defend, indemnify and hold harmless Licensee for any loss, liability or expense to Licensee resulting from any failure by Licensor to comply with the foregoing or to provide such insurance.

     8.2 District Managers. Licensee shall provide that number of district managers reasonably necessary in Licensee's judgment to advise Licensor's employees with respect to the operation of Licensee's Shoe Departments.

          Anything in this Amendment to the contrary notwithstanding, Licensee shall continue to be responsible, as provided in the Agreement as in effect prior to this Amendment, for its employees who were based in the Shoe Departments prior to the assumption of the Shoe Departments by Licensor, including, without limitation, responsibility for payments of wages, termination payments and severance, applicable Federal, state and local withholdings, worker's compensation insurance and other obligations incurred in the hiring, transfer and/or termination of such with all of the foregoing employees relating to the employment or termination of employment of such employees by Licensee.

J. Section 10.1, Payment of Employees; Worker's Compensation Insurance; Certificates of Insurance, shall be deleted in its entirety.

K. Section 12.1, Merchandise, General, shall be modified by deleting the first sentence thereof in its entirety.

L.   The following shall be inserted following Section 12 of the Agreement:

     Section 12.3, Delivery. Licensee, upon written notice to Licensor and at Licensee's sole expense, shall deliver Footwear to Licensor's distribution centers serving the Shoe Departments. Licensor at its expense, shall ticket all Footwear and shall distribute such Footwear to the appropriate Shoe Department as designated by Licensee within seven (7) days of receipt of such Footwear by Licensor.

M. Section 14, Theft or Damage of Goods, shall be deleted and replaced with the following:

     14. Theft or Damage of Goods. Except for Licensor's obligation with respect to payment for shrink as set forth herein, Licensor shall not be liable for any damage to or loss of merchandise or other property of Licensee by reason of theft, fire, water, power failure, accident, plumbing, heating apparatus, gas or steam pipes of any kind or nature, bursting, leaking or running of any pipe in the Store or Distribution Center or from any other cause whatsoever to merchandise and other property which may at any time be in the Store or Distribution Center and for all losses or injury to or loss of its stock from any cause whatsoever.

N.   The following shall be inserted at the end of Section 14 of the Agreement:

     Shrink. Following Licensor's assumption of operation of the Shoe Departments, if in any fiscal year of Licensor (or fraction thereof if such year is at the beginning or end of the term of this License), the shortage, loss or shrinkage of Licensee's inventory (determined at current retail price at time of inventory) exceeds two percent (2%) of Net Sales for that year (or fraction thereof), then Licensor shall pay to Licensee one-half (1/2) of the amount of Licensee's cost, as computed in accordance with Licensee's current accounting practices and GAAP consistently applied, as reflected in Licensee's books and records, of the inventory associated with such excess shortage, loss or shrinkage in excess of two percent (2%) of Net Sales. Licensor shall make any payments due pursuant to this Paragraph within thirty (30) days after the end of the year in which such shortage, loss or shrinkage occurs.

O. Section 19, Ownership of Goods and Fixtures, shall be deleted in its entirety and replaced with the following:

     19.  OWNERSHIP OF GOODS, FIXTURES AND PROCEEDS

     a) Notwithstanding anything to the contrary in this Agreement, it is hereby confirmed and agreed that the relationship of Licensor and Licensee under this Agreement shall be that of licensor and licensee, and not that of buyer and seller or consignee and consignor. Licensee shall be the owner, and shall bear the risk of loss of all goods held by it for sale in the Shoe Departments with all rights of possession at all times until such time as title passes to the customer purchasing such goods. Licensee shall also be the owner, and shall bear all the risk of loss, of all fixtures maintained by it in the Shoe Departments with all rights of possession at all times. Licensee shall be deemed for all purposes to be in possession of all such goods and fixtures located in the Shoe Departments. No consignment, sale or return, or similar arrangement is created hereby with respect to any goods held by Licensee for sale in the Shoe Departments or any fixtures maintained by Licensee therein, whether such goods or fixtures are located in the Shoe Departments, in stockroom space maintained by Licensor or elsewhere.

     b) Licensor further acknowledges that all Footwear inventory provided by Licensee and all proceeds thereof, less applicable fees payable to Licensor pursuant to this Agreement are the property of Licensee only. Licensor agrees that, at the request of Licensee or Licensee's inventory lender, Licensor shall execute financing statements delivered by Licensee reflecting the ownership by Licensee of the Footwear inventory and such net proceeds (together, the "Licensee Property"). In addition, Licensor shall request its lenders to acknowledge Licensee's ownership of Footwear and net proceeds from the sale of such Footwear in the form set forth in Exhibit C attached and receipt thereof shall be a condition to the effectiveness of this Agreement. Licensor, at Licensee's expense shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments that Licensee may reasonably request to more completely vest in and assure to Licensee its rights hereunder and to the Licensee Property. Licensee may exercise any and all rights and remedies afforded to Licensee by the Uniform Commercial Code and any other applicable law as to such Licensee Property.

P. Section 25.2(a) under the heading, Default, shall be deleted in its entirety and replaced with the following:

     (a) Licensor fails to make any payment due hereunder and if such default shall continue uncured for a period of two (2) days after written notice thereof is given by Licensee.

Q. Section 25.6 Option to Purchase Inventory, shall be deleted in its entirety.

R.   A new Section 25.6 shall be added as follows:

     25.6 This Agreement may be terminated by Licensee, with or without cause, upon six (6) months prior written notice to the Licensor at any time after the expiration of eighteen (18) months following the date of this Amendment.

S.   A new Section 25.7 shall be added as follows

     25.7 Upon termination of this Agreement by either party for any reason, Licensee shall be entitled to immediately remove all Footwear from the Stores during normal business hours.

T. Section 26, Rights on Expiration or Termination, shall be modified by deleting all references to Section 25.6.

U. Section 28.1 Notices, shall be amended by adding the following: "All written notices and requests required or permitted under this Agreement may be sent via facsimile to the facsimile number set forth below. A valid facsimile confirmation shall be deemed sufficient proof of receipt.

     Licensor facsimile number: 856-273-6507

     Licensee facsimile number: (201) 934-2642

2. Successors and Assigns. This Amendment shall be binding upon the successors and assigns of each of the parties hereto.

3. Counterparts. This Amendment may be executed in one or more counterparts which, taken together, shall constitute one and the same agreement.

4. Entire Agreement. This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof. All terms not defined herein shall have the same meaning as set forth in the License Agreement. Except as modified herein, all terms of the License Agreement shall remain in full force and effect. Should any terms of this Amendment conflict with any terms of the Agreement, the terms of this Amendment shall control. This Amendment may only be modified by an agreement in writing, signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LICENSEE
LFD Today, Inc., a Delaware Corporation

By:      /s/Robert D. Ravener, Jr.
      -----------------------------------------------------
         Name:      Robert D. Ravener, Jr.
         Title:     Sr. VP, Footstar Retailing Services

LICENSOR
Today's Man, Inc., a Pennsylvania Corporation

By:       /s/Frank E. Johnson.
      -----------------------------------------------------
         Name:      Frank E. Johnson
         Title:     Executive Vice President & CFO

                                    EXHIBIT A


1.       776 RT 17 & RIDGEWOOD AVE     PARAMUS                 NJ         07652
2.       85 WILLOWBROOK BLVD           WAYNE                   NJ         07470
3.       240 ROUTE 10                  EAST HANOVER            NJ         07936
4.       1200 US HIGHWAY #9            WOODBRIDGE              NJ         07095
5.       164 GLEN COVE ROAD            CARLE PLACE             NY         11514
6.       2200 NESCONSET HIGHWAY        STONYBROOK              NY         11790
7.       350 ROUTE 110                 SOUTH HUNTINGTON        NY         11746
8.       625 AVE OF THE AMERICAS       NEW YORK                NY         10011
9.       130 SOUTH CENTRAL AVE         HARTSDALE               NY         10530
10.      529 FIFTH AVENUE              NEW YORK                NY         10175
11.      500 N OXFORD VALLEY ROAD      LANGHORNE               PA         19047
12.      125 W DEKALB PIKE             KING OF PRUSSIA         PA         19406
13.      7201 ROOSEVELT BLVD           PHILADELPHIA            PA         19149
14.      2180 MACARTHUR RD             WHITEHALL               PA         18052
15.      794 BETHLEHEM PIKE            MONTGOMERYVILLE         PA         18936
16.      SPROUL RD & LAWRENCE RD       BROOMALL                PA         19008
17.      2100 STATE HIGHWAY #38        CHERRY HILL             NJ         08002
18.      1460 ALMONESSON ROAD          DEPTFORD                NJ         08096
19.      21031 TRIPLESEVEN ROAD        STERLING                VA         20165
20.      6758 SPRINGFIELD MALL         SPRINGFIELD             VA         22150
21.      5714 COLUMBIA PIKE            BAILEYS CROSSROADS      VA         22041
22.      5520 RANDOLPH ROAD            ROCKVILLE               MD         20852
23.      11264 JAMES SWART CIRCLE      FAIRFAX                 VA         22030
24.      7475 GREENBELT ROAD           GREENBELT               MD         20770